Exhibit 99.1

Omega Therapeutics Reports Second Quarter 2023 Financial Results and

Highlights Recent Company Progress

•

Continued Enrollment in Monotherapy Dose Escalation Stage of Phase 1/2 MYCHELANGELO™ I Study; Preliminary First-in-Human Safety, Tolerability, Pharmacologic and Translational Data Anticipated in the Fourth Quarter of 2023

•

Presented New Preclinical Data at the American Society of Clinical Oncology (ASCO) 2023 Annual Meeting Demonstrating the Potential of MYC-targeting Omega Epigenomic Controllers™ to Synergize with Immunotherapies

•	Further Strengthened Board of Directors with Appointment of Chris Schade

CAMBRIDGE, Mass., Aug 3, 2023 (GLOBE NEWSWIRE) — Omega Therapeutics, Inc. (Nasdaq: OMGA) (“Omega”), a clinical-stage biotechnology company pioneering the development of a new class of programmable epigenomic mRNA medicines, today announced financial results for the second quarter ended June 30, 2023, and highlighted recent Company progress.

“This quarter, we continued to make progress with our clinical development plans and further establish our ability to generate a new class of programmable epigenomic mRNA medicines,” said Mahesh Karande, President and Chief Executive Officer of Omega Therapeutics. “We continue to enroll patients in our Phase 1/2 first-in-human MYCHELANGELO™ I study, from which we expect to announce preliminary monotherapy dose-escalation data later this year. In addition to our clinical progress, we presented new preclinical data at the ASCO 2023 Annual Meeting that further validates the potential to combine MYC-targeting Omega Epigenomic Controllers™ (OECs) with checkpoint blockade immunotherapies and advanced multiple programs in preclinical studies. We also welcomed industry veteran Chris Schade to our Board of Directors, whose wealth of biopharma experience will support the long-term growth objectives of our Company. We look forward to building on this foundational work and steady momentum in the second half of this year and beyond.”

Recent Corporate Highlights

Development Pipeline and Platform

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Advanced the MYCHELANGELO I Clinical Trial Evaluating OTX-2002: The Phase 1/2 trial is evaluating OTX-2002, the Company’s lead OEC, as a monotherapy (Part 1) and in combination with standard of care therapies (Part 2) in patients with relapsed or refractory hepatocellular carcinoma (HCC) and other solid tumor types known for association with the c-Myc (MYC) oncogene. Trial enrollment continues to progress as planned at clinical sites across the U.S. and Asia. Preliminary data from the Phase 1 monotherapy dose escalation portion of the study, including initial safety, tolerability, pharmacologic and translational data, are expected in the fourth quarter of 2023.

•

Presented New Preclinical Data Demonstrating the Potential of MYC-targeting OECs to Synergize with Immunotherapies at the ASCO 2023 Annual Meeting: Results further validate the OMEGA platform, with MYC-targeting OECs demonstrating consistent anti-tumor activity across multiple tumor types, including HCC and non-small cell lung cancer (NSCLC). MYC OECs modulated the tumor microenvironment, enhanced response to checkpoint blockade immunotherapies and conferred immune memory in preclinical models. These data support Omega’s clinical strategy and planned combination with standard of care, including anti-PD-1 and anti-PD-L1 therapies, in the ongoing Phase 1/2 MYCHELANGELO I clinical trial.

•

Progressed Preclinical Development of Multiple OEC Programs: The Company continues to advance multiple OECs from the OMEGA platform through preclinical studies. OTX-2101, the Company’s development candidate for the treatment of MYC-driven NSCLC, is being evaluated in Investigational New Drug (IND)-enabling studies. Additional preclinical work is ongoing for other OEC development programs, including HNF4a in liver disease and a CXCL 1-8-targeting OEC with potential in multiple indications including neutrophilic asthma, acute respiratory distress syndrome (including COVID-related), oncology, and dermatological and rheumatological indications, representing a potential franchise opportunity.

Corporate

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Appointed Chris Schade to Board of Directors: Mr. Schade joined the Board on July 10, 2023, and brings over 30 years of experience across the biopharma industry including deep expertise in building companies, strategic planning, financing, and business development. He has proven leadership in several executive roles and as a board member across private and public biopharma companies.

Second Quarter 2023 Financial Results

As of June 30, 2023, the Company had cash, cash equivalents and marketable securities totaling $113.0 million.

Research and development (R&D) expenses for the second quarter of 2023 were $25.0 million, compared to $19.4 million for the second quarter of 2022. The $5.6 million increase in R&D expenses was primarily driven by increases in clinical development costs, external manufacturing costs, and study costs to support the advancement of our programs, as well as facilities and personnel-related expenses, including stock-based compensation to support business growth.

General and administrative (G&A) expenses were $6.2 million for the second quarter of 2023 and 2022.

Net loss for the second quarter of 2023 was $29.7 million, compared to $25.9 million for the second quarter of 2022, driven predominantly by increased R&D expenses to support the Company’s growth.

About Omega Therapeutics

Omega Therapeutics is a clinical-stage biotechnology company pioneering the development of a new class of programmable epigenomic mRNA medicines to treat or cure a broad range of diseases. By pre-transcriptionally modulating gene expression, Omega’s approach enables precision epigenomic control of nearly all human genes, including historically undruggable and difficult-to-treat targets, without altering native nucleic acid sequences. Founded in 2017 by Flagship Pioneering following breakthrough research by world-renowned experts in the field of epigenetics, Omega is led by a seasoned and accomplished leadership team with a track record of innovation and operational excellence. The Company is committed to revolutionizing genomic medicine and has a diverse pipeline of therapeutic candidates derived from its OMEGA platform spanning oncology, regenerative medicine, multigenic diseases including immunology, and select monogenic diseases.

For more information, visit omegatherapeutics.com, or follow us on Twitter and LinkedIn.

About the OMEGA Platform

The OMEGA platform leverages the Company’s deep understanding of gene regulation, genomic architecture and epigenetic mechanisms to design programmable epigenomic mRNA medicines that precisely target and modulate gene expression at the pre-transcriptional level. Combining a biology-first approach and world-class data science capabilities with rational drug design and customized delivery, the OMEGA platform enables control of fundamental epigenetic processes to correct the root cause of disease by returning aberrant gene expression to a normal range. Omega’s modular and programmable mRNA medicines, Omega Epigenomic Controllers™, target specific genomic loci within insulated genomic domains with high specificity to durably tune single or multiple genes to treat and cure diseases through unprecedented precision epigenomic control.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the timing, progress and design of our Phase 1/2 MYCHELANGELOTM I clinical trial and our preclinical studies, as well as the timing of announcements of data related thereto; the sufficiency of our cash, cash equivalents and marketable securities to fund our operations; the impact of Board composition changes on our long-term growth; the potential of the OMEGA platform to engineer programmable epigenomic mRNA therapeutics that successfully regulate gene expression by targeting insulated genomic domains; expectations surrounding the potential of our product candidates, including OTX-2002 and OTX-2101; expectations regarding our pipeline, including trial design, initiation of preclinical studies and advancement of multiple preclinical development programs in oncology, immunology, regenerative medicine, and select monogenic diseases; potential franchise opportunities; and upcoming events and presentations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the novel technology on which our product candidates are based makes it difficult to predict the time and cost of preclinical and clinical development and subsequently obtaining regulatory approval, if at all; the substantial development and regulatory risks associated with epigenomic controllers due to the novel and unprecedented nature of this new category of medicines; our limited operating history; the incurrence of significant losses and the fact that we expect to continue to incur significant additional losses for the foreseeable future; our need for substantial additional financing; our investments in research and development efforts that further enhance the OMEGA platform, and their impact on our results; uncertainty regarding preclinical development, especially for a new class of medicines such as epigenomic controllers; potential delays in and unforeseen costs arising from our clinical trials; the fact that our product candidates may be associated with serious adverse events, undesirable side effects or have other properties that could halt their regulatory development, prevent their regulatory approval, limit their commercial potential, or result in significant negative consequences; the impact of increased demand for the manufacture of mRNA and LNP based vaccines to treat COVID-19 on our development plans; difficulties manufacturing the novel technology on which our OEC candidates are based; our ability to adapt to rapid and significant technological change; our reliance on third parties for the manufacture of materials; our ability to successfully acquire and establish our own manufacturing facilities and infrastructure; our reliance on a limited number of suppliers for lipid excipients used in our product candidates; our ability to advance our product candidates to clinical development; and our ability to obtain, maintain, enforce and adequately protect our intellectual property rights. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and our other filings with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

CONTACT

Investor contact:

Eva Stroynowski

617.949.4370

estroynowski@omegatx.com

Media contact:

Jason Braco, LifeSci Communications

646.751.4361

jbraco@lifescicomms.com

Omega Therapeutics, Inc.

Consolidated statements of operations and comprehensive loss

(Unaudited, In thousands except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Collaboration revenue from related party	$759	$476	$1,274	$743
Operating expenses:
Research and development	25,012	19,387	44,979	33,659
General and administrative	6,206	6,202	12,160	11,336
Related party expense, net	381	741	793	1,562

Total operating expenses	31,599	26,330	57,932	46,557

Loss from operations	(30,840)	(25,854)	(56,658)	(45,814)
Other income (expense), net:
Interest income (expense), net	957	(55)	1,639	(210)
Other expense, net	196	(3)	53	(52)

Total other income (expense), net	1,153	(58)	1,692	(262)

Net loss	$(29,687)	$(25,912)	$(54,966)	$(46,076)

Net loss per common stock attributable to common stockholders, basic and diluted	$(0.54)	$(0.54)	$(1.04)	$(0.96)

Weighted-average common stock used in net loss per share attributable to common stockholders, basic and diluted	55,071,469	47,849,639	52,861,655	47,828,594

Comprehensive loss:
Net loss	$(29,687)	$(25,912)	$(54,966)	$(46,076)
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	57	(147)	308	(944)

Comprehensive loss	$(29,630)	$(26,059)	$(54,658)	$(47,020)

Omega Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, In thousands)

	June 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$105,537	$70,615
Marketable securities	7,444	54,063
Other assets	116,041	21,320

Total assets	$229,022	$145,998

Liabilities and stockholders’ equity
Liabilities	$133,103	$40,027
Stockholders’ equity	95,919	105,971

Total liabilities and stockholders’ equity	$229,022	$145,998